Exhibit 99.1

ARIAD Announces Accelerated Approval by FDA of Iclusig (Ponatinib) for Patients with CML and Ph+ ALL Resistant or Intolerant to Prior Tyrosine Kinase Inhibitor Therapy

~Approved for All Phases of CML

~Product Expected to be Available to Patients Within Approximately Two Weeks

~Conference Call Scheduled Today at 1:30 p.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--December 14, 2012 -- ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that following a priority review, the U.S. Food and Drug Administration (FDA) has granted accelerated approval of Iclusig™ (ponatinib) for the treatment of adult patients with chronic, accelerated or blast phase chronic myeloid leukemia (CML) that is resistant or intolerant to prior tyrosine kinase inhibitor (TKI) therapy or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL) that is resistant or intolerant to prior TKI therapy.

“Today’s FDA approval of Iclusig is an important advance in the treatment of patients with CML and Ph+ ALL who are resistant or intolerant to prior TKI therapy,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Within less than five years, we were able to bring Iclusig from the start of clinical development to U.S. approval, achieving a major milestone in ARIAD’s history. We have now transformed ARIAD into a commercial oncology company addressing major unmet medical needs for cancer patients.”

Approximately 5,000 new cases of CML are diagnosed each year in the U.S. CML patients treated with TKIs can develop resistance or intolerance over time to these therapies. Iclusig is a targeted cancer medicine discovered and developed at ARIAD. It was designed by ARIAD scientists using ARIAD’s platform of computational chemistry and structure-based drug design to inhibit BCR-ABL, including drug-resistant mutants that arise during treatment. Iclusig is the only TKI that demonstrates activity against the T315I gatekeeper mutation of BCR-ABL, the most common mutation occurring in approximately ten percent of patients with drug resistance.

“The availability of Iclusig will improve the outcome of many patients with CML and Philadelphia-positive ALL who are resistant or intolerant to prior TKI therapy. It is an effective therapy that meets an unmet medical need and has to date overcome all known resistant mutations in preclinical studies,” said Jorge Cortes, M.D., professor and deputy chair, Department of Leukemia, The University of Texas M.D. Anderson Cancer Center, Houston, TX. “Clinical responses to Iclusig have been observed in patients regardless of their mutation status or stage of disease. It is a valuable new treatment option for leukemia patients.”

“For patients with CML and Philadelphia-positive ALL who become resistant or intolerant to TKI treatments, the approval of Iclusig is very positive news,” said Rosalie Canosa, program division director at CancerCare. “The addition of Iclusig to the arsenal of anti-leukemia medicines is a significant development and one that offers hope for patients coping with CML and Philadelphia-positive ALL.”

The FDA approval of Iclusig was based on results from the pivotal Phase 2 PACE (Ponatinib Ph+ ALL and CML Evaluation) trial in patients with CML or Ph+ ALL who were resistant or intolerant to prior TKI therapy, or who had the T315I mutation of BCR-ABL. Iclusig had robust anti-leukemic activity, with 54 percent of chronic-phase CML patients, including 70 percent of patients with the T315I mutation, achieving a major cytogenetic response (MCyR) – the primary endpoint of the PACE trial for chronic-phase patients.

In patients with advanced disease, 52 percent of accelerated-phase CML patients, 31 percent of blast-phase CML patients and 41 percent of Ph+ ALL patients achieved a major hematologic response (MaHR) to Iclusig. MaHR was the primary endpoint in the trial for patients with advanced disease.

ARIAD PASS™ Patient Access and Support Services

Iclusig will be available to patients in the United States within approximately two weeks through a number of select specialty pharmacies. The Company has established the ARIAD PASS™ (Patient Access and Support Services) program, a comprehensive support system designed to help patients access, afford and adhere to treatment with Iclusig, including patients without insurance or who are underinsured. ARIAD PASS offers coverage support, including benefits verification and financial assistance through dedicated benefits coordinators. The program also includes ARIAD PASS Nurses who provide treatment support for patients taking Iclusig.

Healthcare professionals or patients can access information about ARIAD PASS by calling 1-855-447-PASS (855-447-7277) or visiting www.ARIADPASS.com.

Today’s Conference Call

ARIAD will hold a conference call and webcast today, December 14, at 1:30 p.m. ET to discuss the FDA approval of Iclusig, its availability, reimbursement and patient assistance program. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 866-831-5605 (domestic) or 617-213-8851 (international) five minutes prior to the start time and providing the pass code 51636171. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig (ponatinib)

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which is the most common mutation among resistant patients. Iclusig is the only TKI that is effective in CML and Ph+ ALL patients with this mutation.

Please see important safety information below, and the full prescribing information for Iclusig at www.ariad.com or www.iclusig.com.

Indication, Usage and Dosing

Iclusig is indicated for the treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia (CML) that is resistant or intolerant to prior tyrosine kinase inhibitor (TKI) therapy or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL) that is resistant or intolerant to prior TKI therapy.

This indication is based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig.

The recommended dose of Iclusig is a 45 mg tablet taken once-daily with or without food.

Important Safety Information

Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke have occurred in Iclusig-treated patients. Serious arterial thrombosis occurred in 8% of Iclusig-treated patients. Interrupt and consider discontinuation of Iclusig in patients who develop arterial thrombotic events.

Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function prior to and during treatment. Interrupt and then reduce or discontinue Iclusig for hepatotoxicity.

Warnings and Precautions

Twenty patients treated with Iclusig (4%) experienced serious congestive heart failure (CHF) or left ventricular dysfunction, with 4 fatalities. Monitor patients for signs or symptoms consistent with CHF and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious CHF.

Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including hypertensive crisis. Treatment-emergent hypertension occurred in 67% of patients. Monitor and manage blood pressure elevations.

Clinical pancreatitis occurred in 6% of patients (5% Grade 3) treated with Iclusig. The incidence of treatment emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis.

Serious bleeding events occurred in 5% of patients treated with Iclusig, including fatalities. The incidence was higher in patients with AP-CML, BP-CML, and Ph+ ALL. Most events occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage.

Serious fluid retention events occurred in 3% of patients treated with Iclusig. One instance of brain edema was fatal. Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 3 (1%) Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain).

Supraventricular tachyarrhythmias occurred in 5% of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness).

Severe (Grade 3 or 4) myelosuppression occurred in 48% of patients treated with Iclusig. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Two patients (<1%) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% of patients. Ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Iclusig can cause fetal harm. Advise women to avoid pregnancy while taking Iclusig.

Adverse Reactions

The most common non-hematologic adverse reactions (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia. Please see the full Prescribing Information for Iclusig, including the Boxed Warning.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase and blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. The BCR-ABL protein is expressed in both of these diseases.

About ARIAD

ARIAD Pharmaceuticals, Inc. is a global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s first medicine, Iclusig™, is approved in the U.S. for the treatment of adult patients with chronic, accelerated or blast phase chronic myeloid leukemia that is resistant or intolerant to prior tyrosine kinase inhibitor (TKI) therapy or Philadelphia chromosome-positive acute lymphoblastic leukemia that is resistant or intolerant to prior TKI therapy. Additional clinical trials of Iclusig in other cancers are ongoing. ARIAD is also studying AP26113, another molecularly targeted medicine, in certain forms of lung cancer. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, potential regulatory approvals, new indications or labeling for, or potential future sales of Iclusig. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
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Liza Heapes, 617-621-2315
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